Exhibit 99.1

Distribution Notice Payable January 27, 2023

December 14, 2022

Dear Investor,

On December 12, 2022, the Board of Directors of Redwood Enhanced Income Corp. declared and approved a quarterly dividend of $0.38 per share and a onetime supplemental Dividend of $0.216 per share, payable on January 27, 2023 to shareholders of record as of December 30, 2022.

Your distribution will be reinvested under the Company’s Distribution Reinvestment Plan unless you send a letter by December 30, 2022 to US Bank Global Fund Services at alternativefundsupport@usbank.com to elect to receive cash distributions. If you elect to receive cash distributions, the distribution amount will be wired on January 27, 2023 to your current banking instructions on file.

Should you have any questions regarding the distribution, please call 800-362-3670 or email alternativefundsupport@usbank.com.

Sincerely,

Redwood Enhanced Income Corp.

250 WEST 55TH STREET, 26TH FLOOR | NEW YORK, NY 10019